Exhibit 99.1

YouthStream Media Networks, Inc.

Announces Sale of Assets by Subsidiary

New York, New York, March 1, 2004 – YouthStream Media Networks, Inc., a Delaware corporation (OTC Bulletin Board: YSTM and YSTME) (the “Company”) announced that effective February 25, 2004, the Company’s wholly-owned subsidiary, Beyond the Wall, Inc. (“BTW”), had sold substantially all of its assets and operations to a group unaffiliated with the Company (which included certain former management of BTW), for $1,920,000, consisting of a cash payment of $820,000 and a subordinated secured promissory note (the “Note”) for $1,100,000, with interest at 10% per annum, due October 31, 2006.  If certain optional principal pre-payments on the Note are made by June 30, 2004, the principal balance of the Note will be adjusted downward, in excess of such principal pre-payments, based on an agreed-upon sliding scale as set forth in the Note.

BTW was engaged in the sale of decorative wall posters through on-campus sales events, retail stores and internet sales, primarily to teenagers and young adults.  BTW operated 17 stores in 12 states, plus Washington, D.C., throughout the East and mid-West, as well as a warehouse and distribution center in Stroudsburg, Pennsylvania.

As a result of the sale, the Company no longer has any active business operations.  The Company’s management is considering various strategic alternatives, including the acquisition of one or more new business opportunities, which may be from related or unrelated parties.  However, there can be no assurances that such efforts will ultimately be successful.  The Company may finance any acquisitions through a combination of debt and/or equity securities.

Cautionary Statement Pursuant to Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995:

This news release contains “forward-looking” statements, which are made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements include, among others, statements of expectations, beliefs, future plans and strategies, anticipated events or trends, and similar expressions concerning matters that are not historical facts.  The forward-looking statements in this news release are subject to risks and uncertainties that could cause actual results to differ materially from those results expressed in or implied by the statements contained herein.  The Company undertakes no obligations to revise or update any forward-looking statements contained herein in order to reflect events or circumstances that may arise after the date of this news release.

For further information, contact the Company’s investor relations at 212-622-7300.